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                                                                     EXHIBIT 3.1

AGNICO-EAGLE MINES LIMITED
EARNINGS COVERAGE RATIOS
(IN MILLIONS OF U.S. DOLLARS)

    The following consolidated earnings coverage ratios have been calculated for the 12-month periods ended September 30, 2002 and December 31, 2001 and give effect to the issuance of all long-term debt of the Company and repayment or redemption thereof since those dates. The information presented herein for the 12-month period ended September 30, 2002 is based on unaudited financial information.

    The Canadian GAAP earnings coverage ratios have been calculated based on amounts determined under Canadian GAAP, except that distributions on Convertible Debentures, which are charged to retained earnings under Canadian GAAP, have been included in the Company's pro forma interest requirements.

                                                          CANADIAN GAAP                       US GAAP
                                                  ------------------------------   ------------------------------
                                                  SEPTEMBER 30,    DECEMBER 31,    SEPTEMBER 30,    DECEMBER 31,
                                                       2002            2001             2002            2001
-----------------------------------------------------------------------------------------------------------------
Pro forma interest requirements.................      9.1             10.6             9.7             11.0
Earnings before interest expense and taxes......      14.0             6.9             12.8            10.4
Earnings coverage...............................   1.54 times (1)  0.65 times (1)   1.32 times      0.94 times

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Note:

(1) Under Canadian GAAP, without the adjustments described above, the Company's earnings coverage ratios for the 12-month periods ended September 30, 2002 and December 31, 2001 were 5.38 and 1.68, respectively.

    On this basis, the Company's Canadian GAAP earnings before interest and income tax for the 12-month period ended December 31, 2001 were insufficient to cover the Company's pro forma interest requirements for such period by $3.7 million ($0.6 million under US GAAP).